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                                                                     Exhibit 3.2


                                  AMENDMENT TO
                          AMENDED AND RESTATED BY-LAWS
                                       OF
                       NETWORK-1 SECURITY SOLUTIONS, INC.
                             A DELAWARE CORPORATION




     Article III, Section 6 of the Amended and Restated By-laws of Network-1 Security Solutions, Inc. (the "Corporation") is amended, as follows:

          Section 6. SPECIAL MEETINGS. Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, by
     (i) the Chairman of the Board of Directors, (ii) the President, (iii) the Board of Directors, or (iv) the holders of not less than 10% of the shares entitled to vote at such meeting, and shall be called by the President or Secretary at the request in writing of a majority of the stockholders entitled to vote thereat. No business may be transacted at such meeting other than specified in notice of such meeting.